Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 27, 2021	CONTACT INVESTOR RELATIONS
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND TWELVE MONTHS ENDED

DECEMBER 31, 2020

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank (the “Bank”), reported record net income of $16.6 million, or $4.80 per share, for the twelve months ended December 31, 2020. Net income for the twelve months ended December 31, 2020, increased by $4.5 million (37.3%), from the twelve months ended December 31, 2019, primarily due to lower interest expense and higher noninterest income. For the twelve months of ended December 31, 2020, the return on average assets (ROA) was 1.16% and the return on average equity (ROE) was 11.51%.

For the quarter ended December 31, 2020, the Bancorp’s net income totaled $3.4 million, or $1.00 per share. Net income for the quarter ended December 31, 2020, increased by $806 thousand (30.5%), from the quarter ended December 31, 2019, primarily due to lower interest expense and higher noninterest income. For the quarter ended December 31, 2020, the ROA was 0.93% and the ROE was 9.02%.

During the twelve months ended December 31, 2020, total assets increased by $168.8 million (12.7%), with interest-earning assets increasing by $177.7 million (14.5%). On December 31, 2020, interest-earning assets totaled $1.4 billion compared to $1.2 billion at December 31, 2019. Earning assets represented 93.5% of total assets at December 31, 2020, and 92.0% of total assets at December 31, 2019. The increase in total assets and interest earning assets for the twelve months was primarily the result of involvement in the U.S. Small Business Administration’s Paycheck Protection Program (PPP), and increased cash balances related to strong core deposit growth.

“2020 started with strong tailwinds that quickly turned to headwinds in the wake of COVID-19. As our team adjusted to new operating conditions during a time of extreme economic stress, we were able to meet customer demand and continue to create value for our shareholders by effectively capitalizing on opportunities in the local market. Peoples Bank had a record year for earnings, and at the same time was able to build capital for future growth and reserves to address any continued economic stress,” said Benjamin Bochnowski, president and chief executive officer. “Our primary concern during the pandemic has been the health and safety of our team, our customers, and our community. Operations adapted in order to maintain stability, and digital banking allowed our customers to do their banking as usual despite the unstable environment. During the year, the PPP was a resounding success, and we are looking forward to the opportunity to support our customers as another round of funding is released. Despite the hardships posed by the pandemic, our customers, team, shareholders, and community all answered the call and working together, helped produce a record year for the Bank in 2020. I want to recognize all of our stakeholders for stepping up to the challenge of 2020,” he continued. “That success has set the stage for Northwest Indiana Bancorp to take the next step as a public company, announcing our intention to apply for listing on the NASDAQ during the second quarter of 2021.”

“Despite the many difficulties faced during 2020, the Bancorp’s sales and operational teams managed to improve the efficiency ratio to 63.8% and drive record earnings. Falling yields on interest earning assets continued to challenge net interest income during the year. However, despite falling yields, the ability to increase investments in loans and securities, while also benefiting from additional liquidity and lower costs for deposits and borrowings has allowed for net interest income growth. We continue to closely monitor credit risk, despite relatively low net charge-offs for 2020, as the benefits of stimulus and opportunities for troubled borrowers to defer payments under the CARES Act may be muting the effects of the pandemic. As a result, the allowance for loan loss increased by 38.4%, primarily as general allowances at the portfolio level. By far the primary driver of the record net income achieved in 2020 was the 266.4% increase in gains on the sale of mortgage loans, which resulted in an increase of $5.5 million over 2019. All said, the Bancorp’s strong financial performance resulted in an increase of 36% in earnings per share, while also building reserves for potential loan losses,” said Peymon Torabi, chief financial officer.

Net Interest Income

Net interest income was $12.1 million for the quarter ended December 31, 2020, an increase of $1.5 million (14.6%), compared to $10.6 million for the quarter ended December 31, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.66% for the quarter ended December 31, 2020, compared to 3.53% for the quarter ended December 31, 2019. The increased net interest income and net interest margin for the quarter ended December 31, 2020, was primarily the result of the growth of interest-earning assets and lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. Net interest income was $45.9 million for the twelve months ended December 31, 2020, an increase of $2.7 million (6.3%), compared to $43.2 million for the twelve months ended December 31, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.63% for the twelve months ended December 31, 2020, compared to 3.73% for the twelve months ended December 31, 2019. The increased net interest income for the twelve months ended December 31, 2020, was primarily the result of the growth of interest-earning assets and lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin for the twelve months ended December 31, 2020, is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle.

Noninterest Income

Noninterest income from banking activities totaled $4.7 million for the quarter ended December 31, 2020, compared to $2.5 million for the quarter ended December 31, 2019, an increase of $2.2 million or 85.4%. Noninterest income from banking activities totaled $18.1 million for the twelve months ended December 31, 2020, compared to $10.7 million for the twelve months ended December 31, 2019, an increase of $7.5 million or 70.1%. The increase in gain on sale of loans for the current quarter and twelve-month period is the result of the current economic and rate environment, and our ability to close loans in a timely fashion during a period of record demand. We anticipate the demand for mortgage loans will return to more normal levels as the current low rate environment persists or rates return to higher levels. The increase in fees and service charges for the current quarter and twelve-month period is primarily the result of increased lending fees earned as part of opportunities resulting from the current economic and rate environment and the Bancorp’s participation in the PPP. The increase in gains on the sale of securities for the current quarter and twelve-month period is a result of current market conditions and actively managing the portfolio. The increase in wealth management income for the current quarter and twelve-month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. In 2019, a death benefit from bank owned life insurance was recorded; no events of this nature occurred in 2020. The decrease in other noninterest income for the twelve-month period ended December 31, 2020, is the result of a one-time fixed asset sale for a gain in the prior year.

Noninterest Expense

Noninterest expense totaled $11.3 million for the quarter ended December 31, 2020, compared to $9.4 million for the quarter ended December 31, 2019, an increase of $1.9 million or 20.0%. Noninterest expense totaled $40.8 million for the twelve months ended December 31, 2020, compared to $37.4 million for the twelve months ended December 31, 2019, an increase of $3.5 million or 9.2%. The increase in compensation and benefits for the current quarter and twelve-month period is primarily the result of management’s continued focus on talent management and retention. The increase in occupancy and equipment for the current quarter and twelve-month period is primarily related to facilities improvement efforts aimed at enhancing technology and to accommodate recent growth. The increase in data processing for the quarter ended December 31, 2020, is primarily the result of increased system utilization. The decrease in data processing expense for the twelve-months ended December 31, 2020, is primarily the result of prior year data conversion expenses incurred in the first quarter of 2019 related to the acquisition of AJS Bancorp Inc. The increase in federal deposit insurance premiums for the quarter and twelve-months ended December 31, 2020, is a result of one-time credits received in the prior year. The decrease in marketing for the twelve months ended December 31, 2020, is a result of the timing of the Bancorp’s marketing initiatives. The increase in other operating expenses for the current quarter and twelve-month period is primarily the result of investments in strategic initiatives.

The Bancorp’s efficiency ratio was 67.24% for the quarter ended December 31, 2020, compared to 71.81% for the quarter ended December 31, 2019. The Bancorp’s efficiency ratio was 63.79% for the twelve months ended December 31, 2020, compared to 69.46% for the twelve months ended December 31, 2019. The improvement in the efficiency ratio is the result of higher noninterest and net interest income. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $966.6 million at December 31, 2020, compared to $906.9 million at December 31, 2019, an increase of $59.7 million or 6.6%. The increase is primarily the result of the Bank’s involvement in the PPP. During the twelve months ended December 31, 2020, the Bancorp originated $333.3 million in new commercial loans, of which $91.5 million relates to the PPP, compared to $249.9 million during the twelve months ended December 31, 2019. During the twelve months ended December 31, 2020, the Bancorp originated $224.9 million in new fixed rate mortgage loans for sale, compared to $78.2 million during the twelve months ended December 31, 2019. The increase in new fixed rate mortgage loans originated is related to the refinance and purchase activity that has been occurring during 2020. The loan portfolio is 69.0% of earning assets and is comprised of 62.0% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $410.7 million at December 31, 2020, compared to $277.2 million at December 31, 2019, an increase of $133.5 million or 48.1%. The increase is primarily attributable to reallocating excess short-term investments to the securities portfolio while current market conditions provide the Bancorp with higher levels of liquidity. The securities portfolio represents 29.3% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $19.9 million at December 31, 2020, compared to $47.3 million at December 31, 2019, a decrease of $27.3 million or 57.8%. The decrease in cash and cash equivalents is primarily the result of the Bancorp funding investments in securities and loan growth.

Funding

At December 31, 2020, core deposits totaled $1.0 billion, compared to $826.7 million at December 31, 2019, an increase of $190.8 million or 23.1%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits and customer preferences for the security and liquidity of the Bancorp’s deposit product offerings. Core deposits include checking, savings, and money market accounts and represented 78.2% of the Bancorp’s total deposits at December 31, 2020. During the twelve months ended December 31, 2020, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer deposit account retention and preferences for the security the deposit products offer. At December 31, 2020, balances for certificates of deposit totaled $284.8 million, compared to $327.7 million at December 31, 2019, a decrease of $42.9 million or 13.1%. In addition, at December 31, 2020, borrowings and repurchase agreements totaled $19.9 million, compared to $25.5 million at December 31, 2019, a decrease of $5.6 million or 22.1%. The decrease in borrowings was a result of maturities on outstanding fixed rate advances.

Asset Quality

At December 31, 2020, non-performing loans totaled $14.4 million, compared to $7.4 million at December 31, 2019, an increase of $7.0 million or 94.8%. The Bancorp’s ratio of non-performing loans to total loans was 1.49% at December 31, 2020, compared to 0.81% at December 31, 2019. The increase in the non-performing loans to total loans is primarily the result of a single commercial real estate relationship with a carrying balance of $5.3 million that became nonperforming during the third quarter of 2020. The Bancorp’s ratio of non-performing assets to total assets was 1.06% at December 31, 2020, compared to 0.72% at December 31, 2019. The increase in non-performing assets at December 31, 2020, is primarily the result of higher nonperforming loans.

For the twelve months ended December 31, 2020, $3.7 million in provisions to the allowance for loan losses were required, compared to $2.6 million for the twelve months ended December 9, an increase of $1.1 million or 42.7%. For the twelve months ended December 31, 2020, charge-offs, net of recoveries, totaled $228 thousand. At December 31, 2020, the allowance for loan losses is considered adequate by management and totaled $12.5 million. The allowance for loan losses as a percentage of total loans was 1.29% at December 31, 2020, compared to 0.99% at December 31, 2019. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 86.72% at December 31, 2020, compared to 122.05% at December 31, 2019. The decrease in the coverage ratio is primarily the result of a single commercial real estate relationship with a carrying balance of $5.3 million that became nonperforming during the third quarter of 2020. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses has been allocated as of December 31, 2020. As of December 31, 2020, the borrower has opened a payment reserve account with the Bancorp to be used for future contractual payments and is currently in compliance with all modified loan terms.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At December 31, 2020, total purchased credit impaired loan reserves totaled $2.1 million compared to $2.2 million at December 31, 2019. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $2.0 million at December 31, 2020, compared to $3.8 million at December 31, 2019. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.71% at December 31, 2020, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 115.25% at December 31, 2020. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

The Bancorp established a goodwill balance totaling $11.1 million with the acquisitions of AJSB, First Personal, First Federal, and Liberty Savings. Goodwill of $2.9 million, $5.4 million, $2.0 million, and $804 thousand were established with the acquisitions of AJSB, First Personal, First Federal, and Liberty Savings, respectively. Goodwill is tested annually for impairment, or when circumstances or events are deemed significant enough to test for impairment. As part of its interim and annual impairment tests, the Bancorp enlisted a third party expert to perform a quantitative goodwill valuation analysis. The analysis showed the implied fair value of goodwill was higher than its carrying value and no impairment was necessary. To date, there has not been any impairment of goodwill identified or recorded related to the listed acquisitions.

Capital Adequacy

At December 31, 2020, shareholders’ equity stood at $152.9 million, and tangible capital represented 9.2% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2020, were 14.1% for total capital to risk-weighted assets, 12.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.5% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $44.16 per share at December 31, 2020.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program, a program initiated to help small businesses maintain their workforces during the pandemic. As of December 31, 2020, the Bancorp approved 782 applications totaling $91.5 million, with an average loan size of approximately $117,000. These loans will help local business owners retain 10,758 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for this program, and fees will be earned over the life of the associated loans. As of December 31, 2020, the Bancorp had remaining loan balances under the Paycheck Protection Program totaling $67.2 million. On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021, which included provisions for a second round of Paycheck Protection Funding in 2021. The Bancorp is currently participating in the program.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue in 2021. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of December 31, 2020, are as follows:

(Dollars in thousands)
As of December 31, 2020	Mortgage loans		Commercial Loans		Manufactured Homes
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	26	$3,141	8	$10,053	2	$82
Full payment deferral	4	250	6	1,398	-	-
Total $	30	$3,391	14	$11,451	2	$82

●

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of December 31, 2020, a single large commercial real estate loan relationship, which operates a hotel, with a carrying balance of $5.3 million, remains in principal deferral and was deemed non-performing after COVID-19 pandemic stresses negatively impacted weak operating performance prior to the pandemic. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of December 31, 2020. As of December 31, 2020, the customer has opened a payment reserve account with the Bancorp to be used for future contractual payments and is currently in compliance with all modified loan terms. No other COVID-19 impacted loans that have come out of deferral have been deemed non-performing at this time. As of December 31, 2020, a total of 155 loans have come out of COVID-19 related deferral status and continue to be performing with carrying balances of $72.9 million.

●

Commercial real estate loans are one of the Bancorp’s primary loan concentrations. Key loan data for commercial real estate loans secured by restaurants, hotels, and retail non-owner occupied properties indicate a strong weighted average loan-to-value and debt service coverage. As of December 31, 2020, commercial real estate loans secured by restaurants totaled $20.5 million and represented 7% of the commercial real estate portfolio, and had a weighted average debt coverage ratio of 1.71 and loan to value of 49%. The restaurant portfolio is comprised of 49% quick service and fast casual loan balances. As of December 31, 2020, commercial real estate loans secured by hotels totaled $23.7 million and represented 8% of the commercial real estate portfolio, and had a weighted average debt coverage ratio of 1.31 and loan to value of 60%. The hotel portfolio is comprised of 89% flagged hotel loan balances. As of December 31, 2020, commercial real estate loans secured by retail non-owner occupied properties totaled $64.5 million and represented 22% of the commercial real estate portfolio and had a weighted average debt coverage of 1.63 and loan to value of 56%.

●	Maintaining a strong liquidity position to support funding demand. The Bancorp has sufficient on balance sheet liquidity and contingent liquidity sources to meet funding demand.

●	Implementing remote working policies for the Bancorp’s workforce. 142 employees or 50% of the workforce have been provided remote work capabilities to support social distancing measures.

●

Keeping the Bancorp’s 22 banking centers open during the pandemic. In an effort to maintain safe social distancing practices and ensure banking processes continue to run efficiently, drive-ups are open and fully functional, and a wide range of digital banking options are available. With the exception of our Dyer Banking Center closure and transition of our Taft Banking Center to a drive-up-only facility, all Banking Centers’ lobbies are also available by appointment to serve customers. Customers can make appointments conveniently via the Bank’s website.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, digital and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This press release refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and costs of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2020	December 31,	2020	December 31,
	(Unaudited)	2019	(Unaudited)	2019
Return on equity	9.02%	6.83%	11.51%	9.54%
Return on assets	0.93%	0.69%	1.16%	0.94%
Basic earnings per share	$1.00	$0.66	$4.80	$3.53
Diluted earnings per share	$1.00	$0.66	$4.80	$3.53
Yield on loans	4.61%	4.91%	4.67%	5.07%
Yield on security investments	1.81%	2.49%	2.03%	2.64%
Total yield on earning assets	3.77%	4.28%	3.91%	4.43%
Cost of deposits	0.26%	0.81%	0.43%	0.75%
Cost of repurchase agreements	0.33%	1.57%	0.58%	1.80%
Cost of borrowings	2.74%	2.61%	2.70%	2.67%
Total cost of funds	0.27%	0.84%	0.45%	0.80%
Net interest margin - tax equivalent	3.66%	3.53%	3.63%	3.73%
Noninterest income / average assets	1.27%	0.76%	1.27%	0.83%
Noninterest expense / average assets	3.04%	2.83%	2.86%	2.91%
Net noninterest margin / average assets	-1.78%	-2.07%	-1.59%	-2.08%
Efficiency ratio	67.24%	71.81%	63.79%	69.46%
Effective tax rate	6.61%	6.46%	14.83%	12.69%
Dividend declared per common share	$0.31	$0.31	$1.24	$1.23

	December 31,
	2020	December 31,
	(Unaudited)	2019
Net worth / total assets	10.21%	10.09%
Book value per share	$44.16	$38.85
Non-performing assets to total assets	1.06%	0.72%
Non-performing loans to total loans	1.49%	0.81%
Allowance for loan losses to non-performing loans	86.72%	122.05%
Allowance for loan losses to loans outstanding	1.29%	0.99%
Foreclosed real estate to total assets	0.04%	0.08%

Consolidated Statements of Income
(Dollars in thousands)	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2020	December 31,	2020	December 31,
	(Unaudited)	2019	(Unaudited)	2019
Interest income:
Loans	$11,278	$11,092	$44,867	$44,455
Securities & short-term investments	1,733	1,947	6,754	7,795
Total interest income	13,011	13,039	51,621	52,250
Interest expense:
Deposits	827	2,323	5,321	8,359
Borrowings	77	152	419	733
Total interest expense	904	2,475	5,740	9,092
Net interest income	12,107	10,564	45,881	43,158
Provision for loan losses	1,816	1,262	3,687	2,584
Net interest income after provision for loan losses	10,291	9,302	42,194	40,574
Noninterest income:
Gain on sale of loans held-for-sale, net	1,551	748	7,588	2,071
Fees and service charges	1,488	1,129	5,161	4,737
Gain (loss) on sale of securities, net	974	(133)	2,348	621
Wealth management operations	533	489	2,138	1,915
Increase in cash value of bank owned life insurance	174	169	708	688
Gain (loss) on sale of foreclosed real estate	(49)	(5)	78	78
Benefit from bank owned life insurance	-	-	-	205
Other	30	138	127	355
Total noninterest income	4,701	2,535	18,148	10,670
Noninterest expense:
Compensation and benefits	6,214	5,284	22,065	19,617
Occupancy and equipment	1,079	1,026	4,933	4,548
Data processing	596	214	2,267	2,967
Federal deposit insurance premiums	217	14	788	300
Marketing	168	143	732	926
Other	3,028	2,725	10,061	9,030
Total noninterest expense	11,302	9,406	40,846	37,388
Income before income taxes	3,690	2,431	19,496	13,856
Income tax expenses	244	157	2,892	1,759
Net income	$3,446	$2,274	$16,604	$12,097

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data

(Dollars in thousands)

	December 31,
	2020	December 31,	Change	Mix
	(Unaudited)	2019	%	%
Total assets	$1,497,525	$1,328,722	12.7%
Cash & cash equivalents	19,922	47,258	-57.8%
Securities - available for sale	410,669	277,219	48.1%

Loans receivable:
Commercial real estate	298,257	283,108	5.4%	30.9%
Residential real estate	285,651	299,333	-4.6%	29.6%
Commercial business	156,965	103,088	52.3%	16.2%
Construction and land development	93,562	87,710	6.7%	9.7%
Multifamily	50,571	51,286	-1.4%	5.2%
Home equity	39,286	49,181	-20.1%	4.1%
Manufactured Homes	30,904	16,505	87.2%	3.2%
Government	10,142	15,804	-35.8%	1.0%
Consumer	1,025	627	63.5%	0.1%
Farmland	215	227	-5.3%	0.0%
Total loans	966,578	906,869	6.6%	100.0%

Deposits:
Core deposits:
Savings	254,108	209,945	21.0%	19.5%
MMDA	246,916	224,398	10.0%	19.0%
Noninterest bearing checking	241,620	172,094	40.4%	18.6%
Interest bearing checking	274,867	220,230	24.8%	21.1%
Total core deposits	1,017,511	826,667	23.1%	78.2%
Certificates of deposit	284,828	327,703	-13.1%	21.8%
Total deposits	1,302,339	1,154,370	12.8%	100.0%

Borrowings and repurchase agreements	19,860	25,499	-22.1%
Stockholder's equity	152,922	134,103	14.0%

Asset Quality
(Dollars in thousands)	December 31,
	2020	December 31,	Change
	(Unaudited)	2019	%
Nonaccruing loans	$13,799	$6,507	112.1%
Accruing loans delinquent more than 90 days	566	866	-34.6%
Securities in non-accrual	929	1,076	-13.7%
Foreclosed real estate	538	1,083	-50.3%
Total nonperforming assets	15,832	9,532	66.1%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,775	165	975.8%
ALL general allowances for loan portfolio	10,683	8,834	20.9%
Total ALL	12,458	8,999	38.4%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	155	163	-4.9%
Nonaccruing troubled debt restructurings, compliant (2)	383	161	137.9%
Accruing troubled debt restructurings	1,475	1,776	-16.9%
Total troubled debt restructurings	2,013	2,100	-4.1%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

	At December 31, 2020
	(Unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized(1)

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	12.8%	N/A
Tier 1 capital to risk-weighted assets	12.8%	N/A
Total capital to risk-weighted assets	14.1%	N/A
Tier 1 capital to adjusted average assets	8.5%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.7%	6.5%
Tier 1 capital to risk-weighted assets	12.7%	8.0%
Total capital to risk-weighted assets	13.9%	10.0%
Tier 1 capital to adjusted average assets	8.3%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	December 31, 2020			December 31, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$24,352	$10	0.16	$34,426	$166	1.93
Federal funds sold	1,089	4	1.47	6,235	55	3.53
Certificates of deposit in other financial institutions	1,899	10	2.11	2,170	15	2.76
Securities available-for-sale	371,552	1,684	1.81	268,868	1,672	2.49
Loans receivable	978,943	11,278	4.61	904,011	11,092	4.91
Federal Home Loan Bank stock	3,918	25	2.55	3,912	39	3.99
Total interest earning assets	1,381,753	$13,011	3.77	1,219,622	$13,039	4.28
Cash and non-interest bearing deposits in other financial institutions	14,942			22,470
Allowance for loan losses	(10,988)			(9,310)
Other noninterest bearing assets	100,401			94,418
Total assets	$1,486,108			$1,327,200

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,289,401	$827	0.26	$1,152,045	$2,323	0.81
Repurchase agreements	17,926	15	0.33	13,794	54	1.57
Borrowed funds	9,059	62	2.74	15,043	98	2.61
Total interest bearing liabilities	1,316,386	$904	0.27	1,180,882	$2,475	0.84
Other noninterest bearing liabilities	16,905			13,177
Total liabilities	1,333,291			1,194,059
Total stockholders' equity	152,817			133,141
Total liabilities and stockholders' equity	$1,486,108			$1,327,200

Return on average assets	0.93%			0.69%
Return on average equity	9.02%			6.83%
Net interest margin (average earning assets)	3.50%			3.46%
Net interest margin (average earning assets) - tax equivalent	3.66%			3.53%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	December 31, 2020			December 31, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$37,582	$101	0.27	$33,502	$604	1.80
Federal funds sold	2,307	96	4.16	5,170	178	3.44
Certificates of deposit in other financial institutions	1,869	45	2.41	2,154	65	3.02
Securities available-for-sale	314,298	6,392	2.03	257,003	6,773	2.64
Loans receivable	961,187	44,867	4.67	876,611	44,455	5.07
Federal Home Loan Bank stock	3,916	120	3.06	3,899	175	4.49
Total interest earning assets	1,321,159	$51,621	3.91	1,178,339	$52,250	4.43
Cash and non-interest bearing deposits in other financial institutions	16,879			23,237
Allowance for loan losses	(9,881)			(8,660)
Other noninterest bearing assets	99,019			93,048
Total assets	$1,427,176			$1,285,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,239,314	$5,321	0.43	$1,108,687	$8,359	0.75
Repurchase agreements	14,956	87	0.58	12,928	233	1.80
Borrowed funds	12,298	332	2.70	18,702	500	2.67
Total interest bearing liabilities	1,266,568	$5,740	0.45	1,140,317	$9,092	0.80
Other noninterest bearing liabilities	16,333			18,802
Total liabilities	1,282,901			1,159,119
Total stockholders' equity	144,275			126,845
Total liabilities and stockholders' equity	$1,427,176			$1,285,964

Return on average assets	1.16%			0.94%
Return on average equity	11.51%			9.54%
Net interest margin (average earning assets)	3.47%			3.66%
Net interest margin (average earning assets) - tax equivalent	3.63%			3.73%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$12,458	$4,098	$16,556
Total loans	$966,578		$966,578
ALL to total loans	1.29%		1.71%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$12,458	$4,098	$16,556
Non-performing loans	$14,365		$14,365
ALL to nonperfroming loans (coverage ratio)	86.72%		115.25%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2020	GAAP	Additional reserves not part of the ALL & PPP Loans	Non-GAAP
Allowance for loan losses (ALL)	$12,458	$4,098	$16,556
Total loans	$966,578	$67,175	$899,403
ALL to total loans	1.29%		1.84%